Exhibit 23.2




                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
PHH Corporation


We consent to the incorporation by reference in Registration Statement Nos. 33-63627, 333-27715 and 333-45373 on Forms S-3 of PHH Corporation of our report dated April 30, 1997, with respect to the consolidated statements of income, shareholders' equity and cash flows of PHH Corporation and subsidiaries for the year ended December 31, 1996, before the restatement and reclassifications described in Note 3 to the consolidated financial statements, which report is included in the Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 1998.


\s\ KPMG LLP



Baltimore, Maryland
March 25, 1999